Exhibit 23.2

Independent Registered Public Accounting Firm’s CONSENT

We consent to the incorporation by reference in the Registration Statements of Iovance Biotherapeutics, Inc. on Form S-3 (File No. 333-238724), Form S-3 (File No. 333-214073), Form S-3 (File No. 333-212373), Form S-8 (File No. 333-239317), Form S-8 (File No. 333-239316), Form S-8 (File No. 333-227242), Form S-8 (File No. 333-205097), Form S-8 (File No. 333-217638), Form S-8 (File No. 333-214567), Form S-8 (File No. 333-259752), Form S-8 (File No. 333-263503) and Form S-8 (File No. 333-266544) of our report dated February 25, 2021, with respect to our audit of the consolidated financial statements of Iovance Biotherapeutics, Inc. for the year ended December 31, 2020, which report is included in this Annual Report on Form 10-K of Iovance Biotherapeutics, Inc. for the year ended December 31, 2022.

/s/ Marcum llp

Marcum llp

New York, NY

February 28, 2023